CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of Northern Lights Fund Trust and to the use of our report dated September 29, 2008 on the financial statements and financial highlights of Arrow Alternative Solutions Fund, Arrow DWA Balanced Fund, and Arrow DWA Tactical Fund, each a series of shares of beneficial interest of Northern Lights Fund Trust.  Such financial statements and financial highlights appear in the 2008 Annual Report to Shareholders that is incorporated by reference into the Statement of Additional Information.

Briggs, Bunting & Dougherty, LLP

Philadelphia, Pennsylvania

July 21, 2009